EXHIBIT 99.2

News                News                News                 News                News                 News

November 2, 2005

First Financial Announces

“Modified Dutch Auction” Tender Offer

HAMILTON, Ohio – November 2, 2005 – First Financial Bancorp. (Nasdaq - FFBC), is announcing that it intends to commence a tender offer to repurchase up to 3.25 million shares of its common stock, representing approximately 7.6 percent of its approximately 42,900,000 outstanding shares, as a component of its Capital Plan.

The repurchase will be made through a “Modified Dutch Auction” tender offer, which will commence November 3, 2005 and consist of an offer to purchase 3.25 million shares of its common stock at a purchase price between $17.50 and $19.50 per share net to the seller in cash, without interest. This price range represents a 5.66 percent discount to a 5.12 percent premium to the November 1, 2005, closing sales price of $18.55 per share, the last trading day before First Financial announced its increased share repurchase program. Based on the minimum and maximum offering prices specified in the offer, the aggregate purchase price if 3.25 million shares are purchased would range from $56.88 million to $63.38 million. First Financial will finance the tender through cash and holding company borrowings.

“We believe our long-term capital plan, starting with the Modified Dutch Auction, will enhance shareholder value while maintaining our strong capital position and preserving financial flexibility. First Financial’s capital levels have grown to their September 30, 2005, levels of a 15.19 percent total risk based capital ratio, and a 9.77 percent leverage ratio. If the full 3.25 million share Modified Dutch Auction tender is successfully completed, the pro forma ratios will decline to 13.01 percent and 8.24 percent at a price of $17.50 and 12.75 percent and 8.07 percent at a price of $19.50, respectively. From these pro forma levels, First Financial anticipates continuing to generate capital through strong earnings, while also maintaining capacity for other borrowings,” said First Financial Bancorp’s chief executive officer, Claude E. Davis.

The Modified Dutch Auction tender procedure allows shareholders to select the price within the specified range at which each shareholder is willing to sell all or a portion of his or her shares to First Financial. Based on the number of shares tendered and the prices specified by the tendering shareholders, First Financial will determine the single per share price within the range that will allow it to buy 3.25 million shares (or such lesser number of shares that are properly tendered) at a price between $17.50 and $19.50 per share net to the seller in cash, without interest. The offer will not be contingent upon any minimum number of shares being tendered. All of the shares that are properly tendered at prices at or below the purchase price determined by First Financial (and not properly withdrawn) will, subject to possible proration and provisions relating to the tender of “odd lots,” be purchased for cash, without interest, at such purchase price promptly after the expiration of the tender offer. All shares purchased in the offer will receive the same price. All other shares that have been tendered and not purchased will be promptly returned to the shareholder. The offer is scheduled to expire at 5:00 p.m., Eastern Standard Time, on December 2, 2005, unless extended by First Financial.

First Financial may resume its open market share repurchase program no earlier than 10 business days following completion of the Modified Dutch Auction tender offer, at which time First Financial anticipates having 7,517,105 shares remaining under its repurchase authorization of 9,751,215 shares. These plans are being suspended during the tender period and will be re-evaluated after termination of the tender offer.

The board of directors of First Financial Bancorp has approved the tender offer. However, none of First Financial, its board of directors, the dealer manager or the information agent makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price or prices at which shareholders may choose to tender their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered. First Financial’s directors and executive officers have advised First Financial that they will not tender any shares in the tender offer.

Stifel, Nicolaus & Company, Incorporated will serve as the Dealer Manager for the offer, Georgeson Shareholder Communications Inc. will serve as the Information Agent for the offer and Computershare Trust Company of New York will serve as the Depositary.

A $3.7 billion publicly owned bank holding company with over 4,000 shareholders, First Financial Bancorp currently operates 1 banking affiliate with a total of 104 retail banking centers in Ohio, Michigan, Kentucky, and Indiana, as well as an investment-advisor affiliate. Insurance services are offered through First Financial Insurance.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of First Financial Bancorp common stock. The tender offer is being made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that First Financial will shortly be distributing to its Shareholders and filing with the Securities and Exchange Commission. Shareholders and investors should read carefully the Offer to Purchase, Letter of Transmittal and related materials because they contain important information, including the various terms of, and conditions to, the tender offer. Shareholders and investors may obtain a free copy of the tender offer statement on “Schedule TO,” the Offer to Purchase, Letter of Transmittal and other documents that First Financial will shortly be filing with the Securities and Exchange Commission at the commission’s website at www.sec.gov or by calling Georgeson Shareholder Communications Inc., the Information Agent for the tender offer, toll-free at (866) 203-1198. Shareholders are urged to carefully read these materials prior to making any decision with respect to the tender offer.

This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2004. Management’s analysis may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the ability of the company to implement its strategic plan, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2004 Form 10-K and other public documents filed with the SEC.

First Financial Bancorp

P.O. Box 476

Hamilton, OH 45012

Analyst Contact: J. Franklin Hall

513-867-4954

frank.hall@ffbc-oh.com

Media Contact: Cheryl R. Lipp

513-867-4929

cheryl.lipp@comfirst.com